EXHIBIT 3.3

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

VISIBER57 CORP.

The undersigned officer of Visiber57 Corp., a Delaware corporation (the “Corporation”) pursuant to Section 151 and Section 103 of the General Corporation Law of the State of Delaware, does hereby state and certify that pursuant to the authority vested in the Board of Directors (the “Board”) of the Corporation by the Certificate of Incorporation, as amended, the Board on May 25, 2025, duly adopted the resolution creating a series of one (1) share of preferred stock designated the Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board, in accordance with provisions of the Certificate of Incorporation, as amended, a series of preferred stock of the Corporation be and it hereby is created, and that the designation and thereof and voting powers, preferences and relative, participating, optional, and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation.

A series of the Corporation’s Preferred Stock is designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the maximum number of shares of Series A Preferred Stock shall be one and no more.

Section 2. Voting Rights; Generally. Subject to the other provisions of these Certificate of Incorporation (including the disparate votes per share provisions of the Series A Preferred Stock set forth in Sections 3, 4, and 5 below), each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise required by applicable law. Except as otherwise expressly provided herein, in the Corporation’s by-laws or as required by law, the holders of Series A Preferred Stock and Common Stock shall vote together and not as separate series or classes.

Section 3. Special Voting Rights of Series A Preferred Stock. Each share of Series A Preferred Stock shall be entitled to the number of votes and/or have voting power equal to one hundred ten percent (110%) of the issued and outstanding shares of Common Stock of the Corporation. If no shares of Common Stock are issued or outstanding, then each share of Series A Preferred Stock shall be entitled to that number of votes and/or have voting power equal to one hundred ten (110) shares of common stock. For purposes of calculating shares outstanding and entitled to vote on a particular matter, the shares outstanding shall be those outstanding on the record date for the determination of the stockholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

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Section 4. Series A Director. There is hereby created a special director on the Corporation’s Board of Directors designated as the “Series A Director.” So long as any shares of Series A Preferred Stock remain outstanding, the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect the Series A Director. The initial Series A Director shall be Choong Jeng Hew, who shall serve until the next annual meeting of stockholders and until his successor is elected and qualified. The holders of the Series A Preferred Stock may waive their rights to elect the Series A Director at any time and assign such right to the Board of Directors other than the Series A Director to elect the Series A Director.

Section 5. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a) amend the Certificate of Incorporation or, unless approved by the Board of Directors, including by the Series A Director, amend the Corporation’s Bylaws;

(b) change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(c) reclassify or recapitalize any outstanding equity securities, or, unless approved by the Board of Directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d) authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Corporation;

(e) increase or decrease the size of the Board of Directors as provided in the Bylaws of the Corporation or remove the Series A Director (unless approved by the Board of Directors, including the Series A Director);

(f) declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series A Director);

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(g) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series A Director);

(h) create or amend any stock option plan of the Corporation, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(i) replace the President or Chief Executive Officer of the Corporation (unless approved by the Board of Directors, including the Series A Director);

(j) transfer assets to any subsidiary or other affiliated entity (unless approved by the Board of Directors, including the Series A Director);

(k) issue, or cause any subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock (unless approved by the Board of Directors, including the Series A Director);

(l) modify or change the nature of the Corporation’s business;

(m) acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the Board of Directors, including the Series A Director); or

(n) sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Corporation or any Subsidiary outside the ordinary course of business (unless approved by the Board of Directors, including the Series A Director).

Section 6. Dividend and Distribution Rights of Stock. Shares of Common Stock and shares of Series A Preferred Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any dividend or distribution by the Corporation, including in respect of distributions upon liquidation of the Corporation. In the event that a dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Common Stock and Series A Preferred Stock shall both receive Common Stock or rights to acquire Common Stock. No dividends shall be declared or payable in the form of Series A Preferred Stock.

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Section 7. Conversion Provisions of Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Each share of Series A Preferred Stock shall automatically convert into one share of Common Stock upon the first to occur of (a) a Transfer of such share of Series A Preferred Stock other than to a Permitted Transferee, (b) the death or incapacity of (i) the Permitted Transferee holding such share of Series A Preferred Stock or (ii) the Designated Person, (c) or the resignation of the Designated Person as an officer of the Corporation.

Section 8. Certain Definitions. As used in this Certificate of Designation, the following capitalized terms shall have the meanings ascribed thereto below:

(a) “Deemed Liquidation” shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation’s intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock.

(b) “Designated Person” means Choong Jeng Hew.

(c) “Permitted Private Transfer” means a Transfer, other than a trade effected in the public markets, to a Permitted Transferee.

(d) “Permitted Transferee” means, (a) in respect of Series A Preferred Stock, a Designated Person and (b) in respect of Common Stock, (i) a Designated Person, (ii) a Designated Person’s spouse, children or a family trust or similar private entity formed solely for the benefit of the Designated Person or the Designated Person’s spouse and/or children and who was Transferred such Common Stock in a Permitted Private Transfer; (iii) a person (other than a natural person) that is controlled by the Designated Person (for the purposes hereof, “control” means, the beneficial ownership at the relevant time of voting equity of such person carrying more than 50% of the voting rights ordinarily exercisable at meetings of equity holders of the person where such voting rights are sufficient to elect a majority of the directors, managers or persons acting in a similar capacity of the person); and (iv) a broker or nominee for one of the persons described in the foregoing clauses (i), (ii), or (iii).

(e) “Person” shall mean a natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

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(f) “Transfer” means (i) any sale, assignment, gift, transfer, hypothecation, encumbrance on, or other disposition of any securities or any right, power or interest therein or appurtenant thereto, directly or indirectly, whether voluntarily, by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, a receiver, an assignee for the benefit of creditors and/or an assignment to a trust, spouse or family member, or (ii) any grant of an option, warrant or right to do the foregoing whether as of right, after lapse of time or upon fulfillment of condition, or otherwise.

Section 9. Amendments. This Certificate of Designation shall not be amended without the consent of a majority in interest of the holders of Series A Preferred Stock.

In Witness Whereof, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on May 25, 2021.

VISIBER57 CORP.

By:	/s/ Choon Jeng Hew
Name:	Choon Jeng Hew
Title:	Chief Executive Officer

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